   As filed with the Securities and Exchange Commission on January 20, 1998
                                                   Registration No. 333- ______
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                     COMMODORE APPLIED TECHNOLOGIES, INC.
              (Exact name of issuer as specified in its charter)

                      Delaware                  11-3312952
        (State or other jurisdiction of      (I.R.S. Employer
        incorporation or organization)      Identification No.)


                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                                (212) 308-5800
    (Address, Including Zip Code, Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               PAUL E. HANNESSON
         Chairman of the Board, President and Chief Executive Officer
                     Commodore Applied Technologies, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                                (212) 308-5800
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                         Copies of communications to:
                            STEPHEN A. WEISS, ESQ.
                           ANTHONY J. MARSICO, ESQ.
                           Greenberg Traurig Hoffman
                            Lipoff Rosen & Quentel
                                200 Park Avenue
                           New York, New York 10166
                              Tel: (212) 801-9200
                              Fax: (212) 801-6400
                               ----------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                   (continued on following page)
===============================================================================

                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                                                        Proposed           Proposed
                                                    Amount               maximum           maximum
                 Title of                            to be              offering          aggregate          Amount of
        Securities to be registered              registered(1)       price per share    offering price    registration fee
--------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.001 per share    2,582,700 shares(2)       $3.59(3)        $9,271,893.00        $2,735.21

===============================================================================
(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, par value $0.001 per share (the "Common Stock"), of the Registrant, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined prospectus that relates to an aggregate of 4,686,601 shares of Common Stock, consisting of (i) 2,582,700 shares of Common Stock being registered hereby and (ii) 2,103,901 unsold shares of Common Stock previously registered pursuant to the Registrant's Registration Statement on Form S-3 (Registration No. 333-38357), declared effective by the Commission on October 31, 1997, which are being carried forward hereby. A registration fee of $2,849.83 was paid in connection with the registration of the 2,103,901 unsold shares of Common Stock on Registration Statement No. 333-38357.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices (rounded to the nearest cent) reported for the Common Stock on AMEX on January 16, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

     Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined prospectus that also relates to an aggregate of 2,103,901 unsold shares of the Registrant's Common Stock previously registered pursuant to the Registrant's Registration Statement on Form S-3 (Registration No. 333-38357), which was declared effective by the Commission on October 31, 1997 (the "Previously Registered Securities"). A registration fee of $2,849.83 was paid in connection with the registration of the Previously Registered Securities on Registration Statement No. 333-38357. In the event that any of the Previously Registered Securities are offered and sold prior to the effective date of this Registration Statement, the amount of such Previously Registered Securities so sold will not be included in any prospectus hereunder. This Registration Statement is a new Registration Statement and also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-38357. In accordance with Section 8(c) of the Securities Act, such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 Subject to Completion, dated January 20, 1998

PROSPECTUS
                               4,686,601 Shares

                     Commodore Applied Technologies, Inc.

                                 Common Stock

                             ---------------------

     This Prospectus relates to an aggregate of 4,686,601 shares (each, a "Share" and collectively, the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by or for the accounts of the holders thereof (such holders being hereinafter described as the "Selling Stockholders"). The number of Shares includes: (i) 1,562,200 Shares (subject to adjustment) which may be transferred to certain Selling Stockholders upon conversion of an aggregate of 29,200 shares of 7% Series D Convertible Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share (the "Series D Preferred Stock"), of Commodore Environmental Services, Inc., a Delaware corporation and the owner of approximately 52% of the outstanding shares of Common Stock of the Company ("Environmental"); (ii) 1,260,000 Shares (subject to adjustment) which may be transferred to certain Selling Stockholders upon exercise of certain five-year common stock purchase warrants (the "Environmental Warrants"), which were issued to the holders of the Series D Preferred Stock; (iii) 284,887 Shares (subject to adjustment) which may be issued to certain Selling Stockholders upon conversion of an aggregate of 5,325 shares of 7% Series A Convertible Redeemable Preferred Stock, par value $0.001 per share and liquidation preference of $100 per share (the "Series A Preferred Stock"), of the Company;
(iv) 600,000 Shares (the "Private Placement Shares") issued to certain Selling Stockholders in connection with a private placement of Common Stock by the Company in October 1997 (the "Common Stock Private Placement"); (v) 79,407 Shares (subject to adjustment) which may be issued to certain Selling Stockholders upon exercise of certain five-year common stock purchase warrants (the "Company Warrants") issued to affiliates of the placement agents in connection with the sale of the Series A Preferred Stock and the Common Stock Private Placement; (vi) 714,166 Shares heretofore transferred to certain Selling Stockholders upon prior conversions of Series D Preferred Stock; and
(vii) 185,941 Shares heretofore issued to certain Selling Stockholders upon prior conversions of Series A Preferred Stock. The Shares which have been and may be received by certain Selling Stockholders upon conversion of the Series D Preferred Stock and upon exercise of the Environmental Warrants have been and will be transferred to such Selling Stockholders from the account of Environmental, which currently owns 11,949,137 shares of Common Stock of the Company and warrants to purchase an additional 8,500,000 shares of Common Stock. See "Recent Developments," "Selling Stockholders" and "Plan of Distribution."

     The number of Shares offered hereby includes such presently indeterminable number of Shares as may be received by certain Selling Stockholders upon conversion of the Series D Preferred Stock and the Series A Preferred Stock, and upon exercise of the Environmental Warrants and the Company Warrants. The number of Shares indicated to be transferable by Environmental upon conversion of the Series D Preferred Stock and offered for resale hereby is an estimate that assumes a Series D Preferred Stock conversion price of $2.00 per share and is subject to adjustment. The number of Shares indicated to be issuable by the Company upon conversion of the Series A Preferred Stock and offered for resale hereby is an estimate that assumes a Series A Preferred Stock conversion price of $2.00 per share and is also subject to adjustment. Such amounts also include estimates of the number of Shares which may be issued as accrued dividends for one year on the Series D Preferred Stock and the Series A Preferred Stock. The actual number of Shares to be received by the Selling Stockholders upon conversion of the Series D Preferred Stock and the Series A Preferred Stock could be materially less or more than such estimated amounts depending upon factors which cannot be predicted at this time, including, among others, the actual conversion prices of the Series D Preferred Stock and the Series A Preferred Stock. If required, the actual number of Shares to be received by the Selling Stockholders upon conversion of the Series D Preferred Stock and the Series A Preferred Stock and resold hereby will be reflected in a supplement to this Prospectus following the converson of such securities. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "CXI." On January 16, 1998, the last reported sale price of the Common Stock on AMEX was $3.625 per share. Prospective investors are urged to obtain a current price quotation.
                                                  (continued on following page)

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS OFFERING. SEE "RISK FACTORS" BEGINNING ON PAGE 14.
                            ---------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1998.

     The Series D Preferred Stock and the Environmental Warrants were issued by Environmental, and the Series A Preferred Stock, the Private Placement Shares and the Company Warrants were issued by the Company, in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws. 60,000 shares of Series D Preferred Stock and Environmental Warrants to purchase 750,000 Shares at an exercise price of $7.14 per Share (subject to adjustment) were issued to three investors in connection with a $6.0 million private placement by Environmental consummated on May 20, 1997 (as amended). An additional 28,000 shares of Series D Preferred Stock and Environmental Warrants to purchase 425,000 Shares at an exercise price of $5.15 per Share (subject to adjustment) were issued to three additional investors in connection with a $2.8 million private placement by Environmental consummated on August 18, 1997 (as amended). Affiliates of the placement agent in connection with such private placements received Environmental Warrants to purchase an aggregate of 85,000 Shares at exercise prices of $7.14 as to 60,000 Shares and $5.15 as to 25,000 Shares. 18,000 shares of Series A Preferred Stock were issued to six investors in connection with a $1.8 million private placement by the Company consummated on August 15, 1997. The placement agent in connection with the sale of the Series A Preferred Stock received, among other things, Company Warrants to purchase 19,407 Shares at $5.80 per Share. 700,000 shares of Common Stock were issued to five investors in connection with the $2.6 million Common Stock Private Placement by the Company in October 1997. Affiliates of the placement agent in connection with the Common Stock Private Placement received Company Warrants to purchase 60,000 Shares at $3.67 per Share. See "Recent Developments," "Summary Financial Data," "Capitalization" and "Selling Stockholders."

     The Series D Preferred Stock is convertible into Shares at a conversion price per Share equal to 85% of the lower of (a) the average of the low prices, or (b) the average of the closing bid prices of the Common Stock (the "Average Closing Bid Price") on AMEX as reported by Bloomberg, L.P. ("Bloomberg") for the five consecutive trading days immediately prior to the date of conversion; provided, however, that the conversion price of the Series D Preferred Stock will be equal to certain amounts set forth in the Certificate of Designation, Rights and Preferences of the Series D Preferred Stock if the Average Closing Bid Price of the Common Stock for any consecutive 30 days is equal to or less than $2.00. Notwithstanding the foregoing, in no event will the conversion price of the Series D Preferred Stock be less than $1.50. The Series A Preferred Stock is convertible into Shares at a conversion price per Share equal to the lesser of (a) $4.64, or (b) 88% of the average of the last reported sale price per share of the Common Stock (the "Average Share Price") on AMEX as reported by Bloomberg for the five consecutive trading days immediately prior to the date of conversion. Subject to customary anti-dilution provisions, the minimum conversion price of the Series A Preferred Stock is $2.00 per Share; provided, however, that if the Average Share Price of the Common Stock is less than $2.00 for any 60 consecutive calendar days, the holders of Series A Preferred Stock may, among other things, elect to convert their shares of Series A Preferred Stock into Shares without regard to such minimum $2.00 per Share price. See "Recent Developments--Sale of Series D Preferred Stock by Environmental" and "--Sale of Company Series A Preferred Stock."

     The Shares may be sold from time to time by the Selling Stockholders or their transferees. To the knowledge of the Company, no underwriting arrangements have been entered into by the Selling Stockholders as of the date hereof. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on AMEX, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers as principals for resale of such Shares, at prevailing market prices, or negotiated prices. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Stockholders in connection with the sale of the Shares. The Selling Stockholders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds." By agreement with the Selling Stockholders, the Company will pay all of the expenses incurred in connection with the registration of the Shares under the Securities Act (other than agent's or underwriter's commissions and discounts), estimated to be approximately $30,000. See "Plan of Distribution."

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, the Company files such reports, proxy statements and other information with the Commission electronically via the Commission's EDGAR system. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission via the EDGAR system. The address of the Commission's Web site is "http://www.sec.gov".

     The Common Stock is traded on AMEX under the symbol "CXI." Reports, proxy statements and other information concerning the Company can also be inspected at the offices of AMEX located at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-11871) under the Exchange Act are hereby incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

     (c) The Company's Current Report on Form 8-K, dated January 22, 1997;

     (d) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K, dated January 22, 1997;

     (e) The Company's Current Report on Form 8-K, dated August 15, 1997;

     (f) The Company's definitive Proxy Statement, dated May 28, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders held on June 17, 1997; and

     (g) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated June 24, 1996, as amended by the Company's Registration Statement on Form 8-A/A, dated June 26, 1996, including any other amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Michael D. Fullwood, Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, at the principal executive offices of Commodore Applied Technologies, Inc., 150 East 58th Street, Suite 3400, New York, New York 10155. Telephone requests may be directed to Mr. Fullwood at (212) 308-5800.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     THE STATEMENTS CONTAINED IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE THAT ARE NOT HISTORICAL FACTS, INCLUDING, WITHOUT LIMITATION, IN PARTICULAR, STATEMENTS MADE (1) UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL REPORTS ON FORM 10-K, IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q AND IN ANY AMENDMENTS TO SUCH REPORTS, AND (2) IN THE COMPANY'S CURRENT REPORTS ON FORM 8-K AND IN ANY AMENDMENTS TO SUCH REPORTS, MAY, IN SOME CASES, INCLUDE STATEMENTS OF FUTURE EXPECTATIONS, PROJECTIONS OF REVENUE AND INCOME, STATEMENTS OF FUTURE ECONOMIC PERFORMANCE AND OTHER "FORWARD-LOOKING" STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT ARE SUBJECT TO IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS; COMPETITIVE FACTORS IN THE INDUSTRY, INCLUDING ADDITIONAL COMPETITION FROM EXISTING COMPETITORS OR FUTURE ENTRANTS TO THE INDUSTRY; SOCIAL AND ECONOMIC CONDITIONS; LOCAL, STATE AND FEDERAL REGULATIONS; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; THE AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; THE AVAILABILITY OF QUALIFIED PERSONNEL; AND OTHER FACTORS DETAILED HEREIN IN THE SECTION ENTITLED "RISK FACTORS," ELSEWHERE HEREIN AND IN THE COMPANY'S OTHER COMMISSION FILINGS.

                                  THE COMPANY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Investors should also carefully consider the information set forth under the heading "Risk Factors." As used herein, the term "Company" shall include Commodore Applied Technologies, Inc. and its subsidiaries.

     The Company, through its four principal subsidiaries, is primarily engaged in (i) the development and commercialization of a variety of environmental technologies for the destruction of hazardous materials, (ii) providing environmental, technical and remediation services, and (iii) the separation and recovery of metals, organic and other chemical compounds.

     Decontamination and Neutralization of Hazardous Materials. Commodore Solution Technologies, Inc., a wholly owned subsidiary of the Company ("Solution"), uses a patented non-thermal, portable and scalable process known as SET(TM) for treating and decontaminating soils and other materials and surfaces containing PCBs, pesticides, dioxins and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines. Based on the results of laboratory testing, SET(TM) also appears capable of neutralizing substantially all known chemical weapons materials and warfare agents. On October 8, 1997, the U.S. Army announced that Teledyne-Commodore LLC, a fifty-fifty joint venture of Teledyne Environmental, Inc. and Commodore Government Environmental Technologies, Inc., had been named a finalist in the Alt Tech II program to select an alternative technology to incineration. Teledyne-Commodore LLC employs the SET(TM) technology. On March 15, 1996, the United States Environmental Protection Agency ("EPA") issued to the Company a Nationwide Permit for PCB disposal, which allows Solution to use SET(TM) on-site to treat PCB-contaminated soils and metallic surfaces at any location in the United States. Based on currently published lists of EPA national operating permits, the Company believes that Solution possesses the only non-thermal PCB treatment technology for multiple applications permitted under the EPA's Alternate Destruction Technology Program. On April 3, 1996, the Company was selected by the U.S. Department of Commerce as one of nine companies to participate in the Rapid Commercialization Initiative ("RCI"), which is a component of the Clinton Administration's efforts to streamline the commercialization process for new environmental technologies, and to build cooperative interactions between businesses and government to bring environmental technologies to market more rapidly and efficiently. Solution is currently negotiating potential collaborative joint working and marketing arrangements with established engineering and environmental service organizations. Solution, through its wholly owned subsidiary Commodore Advanced Sciences, Inc. ("CAS"), received a Notice of Award on October 1, 1997 of a subcontract to remediate mixed waste (a combination of radioactive and hazardous waste) at a U.S. Department of Energy ("DOE") facility at Weldon Spring, Missouri, utilizing the SET(TM) technology. The Notice of Award was made by the MK-Ferguson Group of Morrison Knudsen Corporation, the DOE's site contractor. This is the first award to the Company of a contract employing the SET(TM) technology in the remediation of mixed waste.

     CFC Destruction, Separation and Recycling. Commodore CFC Technologies, Inc. ("CFC Technologies"), a wholly owned subsidiary of the Company, is applying certain environmental technologies to the destruction, separation and recycling of CFCs and other ozone-depleting substances. CFC Technologies received an exclusive, worldwide license from Environmental for the SET(TM) technology for use relating to destruction of refrigerants. CFC Technologies also owns a selective refrigerant destruction technology based on its aqueous process for which patents are pending. In addition to these technologies, CFC Technologies, through its wholly owned subsidiary, Commodore Refrigerant Technologies, Inc. ("CORT"), has acquired an interest in a refrigerant separation technology owned by Climate Supply (Atlantic) Inc. ("Climate Supply"), a Canadian corporation located near Halifax, Nova Scotia. Climate Supply owns patented equipment and a patented process which separates refrigerants by the "fractional distillation" method. On September 1, 1996, CORT entered into a joint venture, known as CORTCLIMATE, with Climate Supply to pursue, with certain limited territorial exceptions, worldwide refrigerant destruction, selective destruction and separation based on the SET(TM) process, the aqueous technology and Climate Supply's fractional distillation technology. To date, CORTCLIMATE has entered into a series of agreements with certain companies throughout the world to establish refrigerant processing centers where used refrigerant can be destroyed, selectively destroyed or separated based on the SET(TM), aqueous and fractional distillation separation technologies.

     Environmental, Technical and Remediation Services. CAS, a wholly owned subsidiary of Solution, provides a full range of environmental, technical and remediation services, including identification, investigation, remediation and management of hazardous and mixed waste sites, to government agencies, including the DOE and U.S. Department of Defense ("DOD"), and to private-sector domestic and foreign industrial clients. CAS offers alternative remediation approaches which may involve providing on-site waste containment or management of on-site/off-site remediation and waste removal. CAS can also redesign ongoing production processes and develop engineering plans and technical specifications to minimize or eliminate the generation of hazardous waste. The Company believes that CAS' integration of engineering and environmental skills, plus its access to innovative technologies, provide CAS with a competitive advantage in redesigning production processes. CAS has been awarded environmental support services contracts by the DOE and DOD that will be performed over the next several years. The Company intends to incorporate Solution's SET(TM) technology into the products and services offered by CAS, with a view to increasing the quality and scope of services offered by CAS and providing the Company with a broader customer base for the SET(TM) technology.

     Separation and Recovery Technology. Commodore Separation Technologies, Inc., an 87% owned subsidiary of the Company ("Separation"), has developed and intends to commercialize its separation technology and recovery system known as SLiM(TM) (supported liquid membrane technology). Based on the results of more than 100 laboratory and other tests to date, the Company believes that SLiM(TM) can separate and recover chromium, cadmium, silver, mercury, platinum, lead, zinc, nickel, trichlorethylene, polychlorinated biphenyls, methylene chloride, amino acids, antibiotics, radionuclides, and other organic and inorganic targeted substances from liquid and gaseous feedstreams. In August 1996, Separation completed an on-site demonstration of SLiM(TM) for the decontamination of chromium-contaminated groundwater at the Port of Baltimore, Maryland. During this demonstration, an SLiM(TM) unit, in a single feedstream pass through, reduced the contamination level of chromium from over 630 parts per million (ppm) to less than one ppm. The results of this test were verified by Artesian Laboratories, Inc., an independent testing laboratory. Separation has since completed additional on-site demonstrations of SLiM(TM) at the Port of Baltimore with similar results. Due to the success of such demonstrations, in December 1997, Separation was awarded its first commercial project by the State of Maryland and entered into a multi-year, sole-source contract with the Maryland Environmental Service for the decontamination of chromium-contaminated groundwater at the Port of Baltimore. In January 1997, Separation entered into a license agreement with Lockheed Martin Energy Research Corporation ("Lockheed Martin"), manager of the Oak Ridge National Laboratory, a U.S. Department of Energy national laboratory, pursuant to which Separation received the exclusive worldwide license, subject to a government use license, to use and develop the technology related to the separation of the radionuclides technetium and rhenium from mixed wastes containing radioactive materials. Separation is currently negotiating potential collaborative joint working and marketing arrangements with established engineering and environmental service organizations.

     The Company believes that its chemical processes and technologies offer a safe, efficient and cost effective alternative to traditional methods for the separation, destruction and disposal of toxic substances, which can be utilized in a wide variety of industrial, military and other applications. The Company is currently in the process of introducing these processes and technologies on a commercial scale. In July 1996, the Company completed an initial public offering (the "Initial Public Offering") of Common Stock and Class A Warrants from which it received net proceeds of approximately $30.5 million. In April 1997, Separation completed an initial public offering of its equity securities from which it received net proceeds of approximately $11.1 million.

     The Company was incorporated in the State of Delaware in March 1996. The principal executive offices of the Company are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number is
(212) 308-5800.

                              RECENT DEVELOPMENTS

Sale of Series D Preferred Stock by Environmental

     On May 20, 1997, pursuant to 7% Preferred Stock Purchase Agreements (the "Series D Purchase Agreements"), Environmental completed the sale to three investors, for an aggregate purchase price of $6.0 million, of (i) 60,000 shares of Series D Preferred Stock, and (ii) Environmental Warrants entitling the holders to purchase from Environmental an aggregate of 600,000 Shares. In connection with an August 18, 1997 amendment to the May 20, 1997 Series D Purchase Agreements, Environmental Warrants entitling the holders to purchase from Environmental an additional 150,000 Shares were issued to the investors.

     On August 14, 1997, Environmental completed the sale to three additional investors, for an aggregate purchase price of $2.8 million, of (i) 28,000 additional shares of Series D Preferred Stock, and (ii) Environmental Warrants entitling the holders to purchase from Environmental an additional 425,000 Shares.

     The Series D Preferred Stock has a liquidation preference of $100 per share (plus accumulated and unpaid dividends) (the "Series D Liquidation Preference") and pays a 7% per-annum cumulative dividend, payable, at Environmental's option, at the time of conversion in cash or shares of Common Stock which are owned by Environmental, at the Series D Conversion Price (as defined). Environmental currently owns 11,949,137 shares of Common Stock and has reserved from such holdings a sufficient number of shares of Common Stock to permit the conversion in full of the outstanding shares of Series D Preferred Stock.

     The Series D Preferred Stock has separate class voting rights as to matters affecting such securities and votes together with holders of Common Stock on all matters requiring stockholder approval on an "as converted" basis, as though such shares of Series D Preferred Stock had been converted into Common Stock on the record date used to determine the Common Stock entitled to vote on such transaction or matter.

     The Series D Preferred Stock may be converted by the holders at any time or from time to time at the Series D Conversion Price (as defined). However, each holder of Series D Preferred Stock may not convert more than 20% of its shares of Series D Preferred Stock in any one month, subject to the right to accumulate conversions so that any shares of Series D Preferred Stock not converted in any one calendar month may be accumulated with the number of convertible shares of Series D Preferred Stock in the next calendar month. The Series D Preferred Stock is convertible by the holders into that number of Shares equal to the Series D Liquidation Preference divided by the Series D Conversion Price. The Series D Conversion Price is defined to mean an amount equal to 85% of the lower of (i) the average of the low prices, or (ii) the Average Closing Bid Price of the Common Stock on AMEX as reported by Bloomberg for the five consecutive trading days immediately prior to the date of conversion; provided, however, that the Series D Conversion Price will be equal to certain amounts set forth in the Certificate of Designation, Rights and Preferences of the Series D Preferred Stock if the Average Closing Bid Price of the Common Stock for any consecutive 30 days is equal to or less than $2.00. Notwithstanding the foregoing, in no event will the Series D Conversion Price be less than $1.50. In the event that the Common Stock is not traded on AMEX, the Average Closing Bid Price will be based on the average closing bid price (or, if not available, the mean of the high and low price) of such Common Stock on the over-the-counter market or the principal national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market system on which the Common Stock then trades.

     The Environmental Warrants entitle the registered holders thereof to purchase an aggregate of 1,260,000 Shares presently owned by Environmental. The Environmental Warrants to purchase an aggregate of 750,000 Shares issued to the investors in connection with the May 20, 1997 sale, as amended, are exercisable at an initial exercise price equal to $7.14 per Share. The Environmental Warrants to purchase 425,000 Shares issued to the investors in connection with the August 14, 1997 sale transaction, as amended, are exercisable at an initial exercise price of $5.15 per Share. Such exercise prices are (in addition to customary anti-dilution adjustments) subject to reset on August 18, 1998 to an exercise price equal to the lesser of (i) the exercise price in effect immediately prior to August 18, 1998, or (ii) 110% of the closing bid price of the Common Stock on August 17, 1998. In addition, if the Common Stock trades at less than 50% of the August 17, 1998 closing bid price for any 10 consecutive trading days, the exercise price is subject to further reset (on one occasion only) to 50% of such August 17, 1998 closing bid price.

     The transactions described above were deemed exempt from registration under the Securities Act as transactions by an issuer not involving any public offering. The recipients of the Series D Preferred Stock and the Environmental Warrants in connection with the foregoing transactions represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were contained in the Environmental Warrants and affixed to the certificates representing the Series D Preferred Stock. Environmental engaged Avalon Research Group, Inc. as a finder in connection with the sale of the Series D Preferred Stock and the Environmental Warrants. Such firm received fees aggregating $792,000 and, together with other transaction costs of approximately $176,000, Environmental received aggregate net proceeds of approximately $7.8 million from the sale of the Series D Preferred Stock and Environmental Warrants. In addition to its commissions, affiliates of Avalon Research Group, Inc. received Environmental Warrants to purchase an aggregate of 85,000 Shares at exercise prices of $7.14 as to 60,000 Shares and $5.15 as to 25,000 Shares.

     As of the date of this Prospectus, an aggregate of 3,050,863 shares of Common Stock have been transferred by Environmental to certain Selling Stockholders upon conversion of an aggregate of 59,800 shares of Series D Preferred Stock. Such shares were transferred based upon Series D Conversion Prices ranging from $2.6031 per share to $1.50 per share. The 1,562,200 Shares indicated to be transferable by Environmental upon conversion of the remaining 29,200 shares of Series D Preferred Stock and offered for resale hereby is an estimate that assumes a Series D Conversion Price of $2.00 per share and is subject to adjustment. Such amount also includes an estimate of the number of Shares which may be issued as accrued dividends for one year on the Series D Preferred Stock. The actual number of Shares to be received by the Selling Stockholders upon conversion of the Series D Preferred Stock could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time, including, among others, the actual Series D Conversion Prices. Because the shares of Common Stock which have been and may be received by certain Selling Stockholders upon conversion of the Series D Preferred Stock and upon exercise of the Environmental Warrants have been and will be transferred to such Selling Stockholders from the account of Environmental, the conversion of the Series D Preferred Stock and exercise of the Environmental Warrants have not caused and will not cause any increase in the number of outstanding shares of Common Stock.


Sale of Company Series A Preferred Stock

     On August 15, 1997, pursuant to a Series A Convertible Preferred Stock Purchase Agreement (the "Series A Purchase Agreement"), the Company completed the sale to six investors, for an aggregate purchase price of $1.8 million, of 18,000 shares of newly-created Series A Preferred Stock of the Company.

     The Series A Preferred Stock has a liquidation preference of $100 per share (plus accumulated and unpaid dividends) (the "Series A Liquidation Preference") and pays a 7% per-annum cumulative dividend, payable, at the Company's option, at the time of conversion in cash or shares of Common Stock at the Series A Conversion Price (as defined). The Series A Preferred Stock ranks prior to all other classes of equity securities of the Company, including Common Stock, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     The Series A Preferred Stock has separate class voting rights as to matters affecting such securities (which requires the consent or approval of holders of 66-2/3% of the Series A Preferred Stock), and votes together with holders of Common Stock on all matters requiring stockholder approval on an "as converted" basis, as though such shares of Series A Preferred Stock had been converted into Common Stock on the record date used to determine Common Stock entitled to vote on such transaction or matter.

     The Series A Preferred Stock may be converted by the holders thereof at any time or from time to time at the Series A Conversion Price (as defined). However, prior to July 31, 1999, each holder of Series A Preferred Stock may not convert more than 20% of his or her shares of Series A Preferred Stock in any one month, subject to the right to accumulate conversions so that any shares of Series A Preferred Stock not converted in any one calendar month may be accumulated with the number of convertible shares of Series A Preferred Stock in the next calendar month. To the extent not converted voluntarily, as of August 1, 1999 all remaining shares of Series A Preferred Stock will be automatically converted into Shares at the Series A Conversion Price then in effect.

     The Series A Preferred Stock is convertible by the holders thereof into that number of Shares equal to the Series A Liquidation Preference divided by the Series A Conversion Price. The Series A Conversion Price is defined to mean an amount equal to the lesser of (a) $4.64, or (b) 88% of the Average Share Price on AMEX as reported by Bloomberg for the five consecutive trading days immediately prior to the date of conversion. Subject to customary anti-dilution provisions, the minimum conversion price is $2.00 per Share; provided, however, that if the Average Share Price is less than $2.00 for any 60 consecutive calendar days, the holders of the Series A Preferred Stock may either demand mandatory redemption of such Series A Preferred Stock (at $100 per share plus accrued and unpaid dividends) or convert their shares of Series A Preferred Stock into Shares without regard to such minimum $2.00 per Share price.

     So long as the Shares issuable upon conversion of the Series A Preferred Stock are subject to a current registration statement under the Securities Act, the Company has the right to voluntarily redeem the shares of Series A Preferred Stock on not more than 60 and not less than 15 days prior notice, at a redemption price equal to the sum of $100 per share, plus accrued and unpaid dividends, and a redemption premium designed to provide the investor with a 12% annual yield on its shares of Series A Preferred Stock.

     The Series A Preferred Stock is subject to mandatory redemption at $100 per share plus accrued and unpaid dividends upon the occurrence of certain events, including (i) the Average Share Price for any 60 consecutive days shall be less than $2.00, (ii) the Common Stock is not listed on any exchange or over the-counter market for 15 consecutive trading days, or (iii) the Company is required to obtain stockholder approval under AMEX or other stock exchange regulations in order to issue shares of Common Stock upon conversion of the Series A Preferred Stock and fails to obtain such requisite stockholder approval within 90 calendar days.

     The above transaction was deemed exempt from registration under the Securities Act as a transaction by an issuer not involving any public offering. The recipients of the Series A Preferred Stock represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were contained in the Company Warrants and affixed to the certificates representing the shares of Series A Preferred Stock. Pacific Continental Securities, Inc. acted as placement agent in connection with the sale of the Series A Preferred Stock and received $117,000 as compensation therefor, as well as Company Warrants expiring on August 31, 2002 entitling the placement agent to purchase 19,407 Shares at $5.80 per Share.

     As of the date of this Prospectus, an aggregate of 579,238 shares of Common Stock have been issued by the Company to certain Selling Stockholders upon conversion of an aggregate of 12,675 shares of Series A Preferred Stock. Such shares were issued based upon Series A Conversion Prices ranging from $2.816 per share to $2.00 per share. The 284,887 Shares indicated to be issuable by the Company upon conversion of the remaining 5,325 shares of Series A Preferred Stock and offered for resale hereby is an estimate that assumes a Series A Conversion Price of $2.00 per share and is subject to adjustment. Such amount also includes an estimate of the number of Shares which may be issued as accrued dividends for one year on the Series A Preferred Stock. The actual number of Shares to be received by the Selling Stockholders upon conversion of the Series A Preferred Stock could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time, including, among others, the actual Series A Conversion Prices.

Sale of 700,000 Shares of Common Stock

     On October 2, 1997, the Company completed the sale of 600,000 shares of Common Stock to four investors for an aggregate purchase price of $2,205,000. Pursuant to stock purchase agreements, dated September 26, 1997 (the "Common Stock Purchase Agreements"), by and between the Company and each of four private investors, if, during the twelve-month period following October 2, 1997 (the "Anniversary Period"), the Company shall (i) sell any shares of Common Stock, (ii) issue any security convertible into or exercisable for Common Stock, or (iii) issue any shares of Common Stock during such Anniversary Period (but not thereafter) upon conversion of its currently outstanding Series A Preferred Stock, in each case, for a selling price, conversion price or exercise price per share which shall be lower than the $3.675 per share purchase price of the 600,000 shares of Common Stock (such lower price being the "Reset Price"), the $3.675 per share purchase price will be adjusted downward at the end of the Anniversary Period so as to equal the Reset Price. The lowest selling price, conversion price or exercise price per share at which the Company issues Common Stock or securities convertible or exercisable into Common Stock during the Anniversary Period will determine the applicable Reset Price, except that
(a) the lowest sales, exercise or conversion prices associated with issuance by the Company of up to 10,000 shares of Common Stock, and (b) the transfer of Shares by Environmental upon conversion of outstanding shares of Series D Preferred Stock or upon exercise of outstanding Environmental Warrants shall be excluded in determining the Reset Price.

     On October 8, 1997, the Company completed the sale of an additional 100,000 shares of Common Stock to one additional investor for an aggregate purchase price of $393,125. The stock purchase agreement in connection with such sale contains terms identical to those contained in the Common Stock Stock Purchase Agreements in connection with the Sale of the 600,000 shares of Common Stock, except that the Anniversary Period is defined to mean the twelve-month period following October 8, 1997, and the Reset Price is calculated based on a purchase price of $3.93125 per share.

     Cappello Capital Corp. acted as placement agent in connection with the Common Stock Private Placement and received $209,475 in compensation therefor. Affiliates of the placement agent received Company Warrants expiring September 30, 2002 to purchase an aggregate of 60,000 Shares at $3.675 per share.

     The above transaction was deemed exempt from registration under the Securities Act as a transaction by an issuer not involving any public offering. The recipients of the shares of Common Stock in the Common Stock Private Placement represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates representing such shares of Common Stock.

     The Company received aggregate net proceeds of approximately $4.0 million from the sale of the Series A Preferred Stock and the Common Stock Private Placement.

Convertible Loan from Environmental to the Company

     On September 23, 1997, Environmental provided the Company with a $4.0 million unsecured loan, evidenced by the Company's 8% convertible subordinated note due August 31, 2002 (the "Convertible Loan").

     Pursuant to the terms of such note, the Company is obligated to pay Environmental interest only at the rate of 8% per annum, payable quarterly on the last day of December, March, June and September. Unless converted into Common Stock, the unpaid principal amount of the note is due and payable, together with accrued and unpaid interest, on the 2002 maturity date.

     The Company may at its option prepay the note at any time or from time to time, without premium or penalty, upon 30 days advance written notice. Such right of prepayment is subject to Environmental's right to convert the note into Common Stock prior to the date fixed for prepayment. Payments of principal and accrued interest under the Company note is fully subject and subordinated to all other indebtedness for money borrowed of the Company.

     Environmental has the right to convert the note into shares of Common Stock at a conversion price of $3.89 per share (one full share of Common Stock for each $3.89 principal amount of the note so converted). Such conversion price was fixed at approximately 85% of the five-day average closing bid price of Common Stock ($4.575 per share) as traded on AMEX for the five trading days prior to August 22, 1997, the date that the executive committees of the respective Boards of Directors of each of Environmental and the Company authorized the Convertible Loan. In consideration of the Convertible Loan, Environmental received warrants expiring August 31, 2002 to purchase 1,000,000 shares of Common Stock at an exercise price of $5.0325 per share (approximately 110% of the $4.575 five-day average closing bid price of Common Stock through August 22, 1997). Such exercise price is subject to customary anti-dilution adjustments.

     With the proceeds from the sale of the Series A Preferred Stock and the Common Stock Private Placement, and the proceeds from the Convertible Loan, the Company believes that it has sufficient cash reserves to meet expenses incurred in the ordinary course of business until the third quarter of 1998. The foregoing does not, however, include funds that may be required to finance capital equipment or acquisition opportunities which may arise in the future. Although the Company believes that funds will be available for such purposes and that it will secure sufficient commercial business to achieve operating profits in the second half of 1998, there is no assurance that this will be the case or that the Company will ever be able to achieve profitability.

                            SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

     The summary financial data included in the following table as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 are derived from the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. The summary financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are derived from the unaudited Consolidated Financial Statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, incorporated herein by reference. Financial data for the year ended December 31, 1996 and for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations to be expected in the future. The summary financial data should be read in conjunction with the Consolidated Financial Statements referenced above.

Consolidated Statement of Operations Data:

                                                                                           Nine months ended
                                                     Year ended December 31,                 September 30,
                                              -------------------------------------   --------------------------
                                                1994           1995          1996       1996              1997
                                              --------       --------      --------   --------          --------
Revenue:
 Contract revenue  ........................    $     --      $     --    $   5,123   $      35        $  15,717
Cost of sales:
 Cost of sales  ...........................          --            --        4,136          64           12,479
 Research and development   ...............         380         1,815        2,364       1,604            2,185
 General and administrative ...............       1,369         1,773        3,412       1,346            9,398
 Amortization   ...........................          --            --          219          --              771
 Minority interests   .....................          --            --           --          --             (201)
 Write-off of in-process technology  ......       2,424            --           --          --               --
                                               --------      --------    ---------   ---------        ---------
Loss from operations  .....................      (4,173)       (3,588)      (5,008)     (2,979)          (8,915)
 Interest income   ........................           7             6          477         229              507
 Interest expense  ........................        (551)         (274)        (617)       (383)          (1,162)
 Income taxes   ...........................          --            --           --          --               (2)
 Equity in net losses of subsidiary  ......          --            --         (495)         --           (1,466)
                                               --------      --------    ---------   ---------        -----------
Net loss  .................................    $ (4,717)     $ (3,856)   $  (5,643)  $  (3,133)       $ (11,038)
                                               ========      ========    =========   =========        ===========
Net loss per share ........................    $  (0.31)     $  (0.26)   $   (0.31)  $   (0.18)       $   (0.51)
                                               ========      ========    =========   =========        ===========
Weighted average number of shares .........      15,000        15,000       18,100      16,971           21,650
Pro forma information (1):
 Net loss (2)   ...........................                              $  (6,888)                   $ (10,678)
 Preferred dividends (3) ..................                                   (342)                         (94)
                                                                         ---------                    -----------
 Net loss attributable to common stock-
   holders                                                               $  (7,230)                   $ (10,772)
                                                                         =========                    ===========
 Weighted average number of shares
   outstanding (4) ........................                                 18,800                       22,350
                                                                         =========                    ===========
 Net loss per share   .....................                              $   (0.38)                   $   (0.48)
                                                                         =========                    ===========

Consolidated Balance Sheet Data:

                                         December 31,             September 30, 1997
                                    -----------------------   ---------------------------
                                                                            Pro Forma
                                     1995          1996        Actual     As Adjusted(5)
                                    -----------   ---------   ---------   ---------------
Cash and cash equivalents  ......    $      4     $ 4,617     $ 1,839       $   4,398
Temporary investments   .........          --       7,459      12,997          12,997
Total assets   ..................       1,091      33,456      32,635          35,194
Long term debt ..................          --         118       3,162           3,162(6)
Total liabilities ...............       9,633      13,380       9,371           9,371
Minority interests   ............          --          --       5,226           5,226
Redeemable securities   .........          --          --       1,626           4,185(7)
Stockholders' equity ............      (8,542)     20,076      16,412          16,412(8)

------------
(1) Gives effect to the sale of the Series A Preferred Stock, the Common Stock Private Placement, and the Convertible Loan from Environmental to the Company as described herein as if such transactions had occurred on January 1, 1996. Management has estimated the fair values of the warrants issued in connection with the Convertible Loan from Environmental and the beneficial conversion feature associated with the sale of Series A Preferred Stock. Management is in the process of engaging an expert in the field of valuations to determine the actual fair values of these items.

(2) Includes pro forma interest expense for the year ended December 31, 1996 of $320 of cash to be paid and estimated amounts for (a) the beneficial conversion feature of $750 immediately recognized and (b) the discount amortization of $175 on the Convertible Loan from Environmental. Includes pro forma interest expense for the nine months ended September 30, 1997 of $240 cash to be paid and $150 of estimated discount amortization on the Convertible Loan from Environmental, based on the assumption in (1) and an offset to interest expense for the $750 beneficial conversion feature mentioned above, which was recorded by the Company in the nine months ended September 30, 1997.

(3) Pro forma preferred dividends represent the 7% dividend rate on the Series A Preferred Stock plus the amortization of the beneficial conversion feature based on the assumption in (1).

(4) Pro forma weighted average shares outstanding include the 600,000 shares of Common Stock issued on October 2, 1997 and the 100,000 shares of Common Stock issued on October 8, 1997, based on the assumption in (1). Pro forma weighted average shares outstanding does not assume conversion of any options, warrants, or other securities as such conversion would have an antidilutive effect.

(5) Gives effect to the Common Stock Private Placement as described herein as if such transaction had occurred on September 30, 1997. Management has estimated the fair values of the warrants issued in connection with the Convertible Loan from Environmental and the beneficial conversion feature associated with the sale of Series A Preferred Stock. Management is in the process of engaging an expert in the field of valuations to determine the actual fair values of these items.

(6) Includes the $4,000 face amount of the Convertible Loan from Environmental to the Company, less the estimated $1,270 discount on the loan.

(7) Represents the estimated fair value of the Series A Preferred Stock at the time of issuance and the proceeds from the Common Stock Private Placement. The estimated fair value of the Series A Preferred Stock is calculated as the $1,800 face amount of the securities less the estimated value of the beneficial conversion feature, $216. The price reset feature associated with the Common Stock Private Placement contains certain provisions which may require the refund of a portion of the cash proceeds from the sale. Accordingly, this security has been classified as a redeemable security until such time as the reset feature lapses.

(8) Includes the $1,270 estimated value of the warrant associated with the Convertible Loan from Environmental, and the $216 and $750 estimated values of the beneficial conversion features related to the sale of the Series A Preferred Stock and the Convertible Loan from Environmental, respectively, offset by the immediate recognition of interest expense related to the estimated value of the beneficial conversion feature of the Convertible Loan from Environmental.

                                 RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors in the Shares offered hereby should give careful consideration to the information set forth in this Prospectus or incorporated herein by reference and, in particular, should evaluate the risk factors set forth below.

Limited Operating History; History of Losses; Future Losses; Initial Commercialization Stage

     The Company's limited operating history has consisted primarily of development of SET(TM) and remediation equipment, conducting laboratory tests, and planning on-site tests and demonstrations. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. For the fiscal year ended December 31, 1996, the Company had total revenues of $5,123,000 and a net loss of $5,643,000, compared to total revenues of $0 and a net loss of $3,856,000 for the fiscal year ended December 31, 1995. For the nine months ended September 30, 1997, the Company had total revenues of $15,717,000 and a net loss of $11,038,000, compared to total revenues of $35,000 and a net loss of $3,133,000 for the nine months ended September 30, 1996. At December 31, 1996, the Company had stockholders' equity of $20,076,000, and working capital of $8,991,000, compared to an accumulated stockholders' deficit of $8,542,000 and a working capital deficit of $9,200,000 at December 31, 1995. At September 30, 1997, the Company had stockholders' equity of $16,412,000, and working capital of $14,382,000.

     The Company anticipates that it will continue to incur significant operating losses through 1998 and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any environmental projects which the Company and its potential working partners may be awarded. Other than revenues generated by CAS, which the Company acquired effective October 1, 1996, the Company has generated nominal revenues to date, and there can be no assurance as to whether or when it will generate material revenues or achieve profitable operations.


SET(TM) and SLiM(TM) Unproven on Large-Scale Commercial Basis

     SET(TM) and SLiM(TM) have never been utilized on a large-scale basis, and there can be no assurance that such technologies will perform successfully on a large-scale commercial basis or that they will be profitable to the Company. The Company has never utilized SET(TM) and SLiM(TM) under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. In addition, most of the results of the tests conducted by the Company on SET(TM) and SLiM(TM) have not been verified by an independent testing laboratory. Thus, it is possible that the Company's SET(TM) and SLiM(TM) technologies may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of supplies, changes in governmental initiatives and requirements, changes in EPA and other regulatory requirements, and the costs associated with equipment repair and maintenance.


No Assurance of Collaborative Agreements, Licenses or Project Contracts

     The Company's business strategy is based upon entering into collaborative joint working arrangements with established engineering and environmental companies, or format joint venture agreements relative to the application of SET(TM) and SLiM(TM) as enabling technologies for specified industries or markets. To date, only CAS and its collaborative joint working partners and Separation have been awarded material project contracts. There can be no assurance that the Company will enter into any definitive joint project arrangements or joint venture collaborative agreements with its prospective working partners or others, or that such agreements, if entered into, will be on terms and conditions that are sufficiently attractive to the Company to enable it to generate profits. In the event the Company is unable to enter into commercially attractive collaborative working arrangements for one or more commercial or industrial remediation projects, in order to produce revenues for the Company, it may be necessary to license SET(TM) and/or SLiM(TM) to unaffiliated third parties. There is no assurance that the Company will be able to enter into such license arrangements or that such licenses will produce any income to the Company. Even if the Company is able to complete additional joint working arrangements, there is no assurance that the Company and its working partners will be awarded contracts to perform decontamination or remediation projects. Even if such contracts are awarded, there is no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its joint working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project, or delays in the implementation and funding of projects, could materially adversely affect the Company's business and financial condition.


Uncertainty of Market Acceptance

     Many prospective users of SET(TM) have already committed substantial resources to other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation. In addition, many prospective users of SLiM(TM) have committed substantial resources to other forms of process stream treatments or technologies. The Company's growth and future financial performance will depend on demonstrating to prospective collaborative partners and users the advantages of SET(TM), SLiM(TM) and the Company's other environmental technologies over alternative technologies. There can be no assurance that the Company and its prospective collaborative partners will be successful in this effort. Furthermore, it is possible that competing alternatives may be perceived to have, or may actually have, certain advantages over SET(TM), SLiM(TM) and/or the Company's other environmental technologies for certain industries or applications.


Risk of Environmental Liability

     The Company's operations, as well as the use of the specialized technical equipment by its customers, are subject to numerous federal, state and local regulations relating to the storage, handling, emission and transportation of certain regulated materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims against the Company. Any such claims against the Company could materially adversely affect the Company's business, financial condition and results of operations.

     As SET(TM), SLiM(TM) and the Company's other environmental technologies are commercialized, the Company may be required to obtain environmental liability insurance in the future in amounts greater than those it currently maintains. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.


Potential Need for Additional Financing

     In July 1996, the Company completed the Initial Public Offering, from which it received net proceeds of approximately $30.5 million. In April 1997, Separation completed an initial public offering of its equity securities, from which it received net proceeds of approximately $11.1 million. In August and October 1997, the Company completed the private placement of 18,000 shares of Series A Preferred Stock and the Common Stock Private Placement, respectively, from which the Company received aggregate net proceeds of approximately $4.0 million. In addition, in September 1997, the Company received the $4.0 million Convertible Loan from Environmental.

     Prior to such financings, financing for all of the Company's activities had been provided in the form of direct equity investments and loans by Environmental. While the Company believes that it has sufficient cash reserves to meet expenses incurred in the ordinary course of business until the third quarter of 1998, the Company's future capital requirements will depend on certain factors, many of which are not within the Company's control. These include the ongoing development and testing of SET(TM), SLiM(TM) and the Company's other environmental technologies; the nature and timing of remediation and clean-up projects and permits required; and the availability of financing.

     In the environmental remediation market, the Company may not be able to enter into favorable business collaborations and might thus be required to bid upon projects for its own account. If such bids were successful, the Company would be required to make significant expenditures on personnel and capital equipment which would require significant financing in amounts substantially in excess of the net proceeds of the above financings. In addition, the Company's lack of operational experience and limited capital resources could make it difficult, if not highly unlikely, to successfully bid on major reclamation or clean-up projects. In such event, the Company's business development could be limited to remediation of smaller commercial and industrial sites with significantly lower potential for profit.

     In addition, the expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical and operational support personnel, the development of a manufacturing and testing facility for SET(TM) and SLiM(TM) equipment, and the building of equipment to be used both for on-site test demonstrations and the remediation of contaminated elements. In the event the Company is presented with one or more significant reclamation or clean-up projects, individually or in conjunction with collaborative working partners, it may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, or to license third parties to commercialize technologies that the Company would otherwise seek to develop itself.


Competition and Technological Alternatives

     The Company anticipates that the primary markets for its technologies will be for hazardous and toxic waste and industrial by-products treatment and disposal, the destruction or neutralization of chemical weapons materials and warfare agents, and the concentration of radioactive wastes. The Company has had limited experience in marketing its technologies and has a small sales and marketing organization, whereas other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to SET(TM), SLiM(TM) or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer more cost-effective remediation alternatives, the Company's ability to compete could be materially and adversely affected.


Unpredictability of Patent Protection and Proprietary Technology

     The Company has seven United States patents which issued between 1987 and 1996, and which relate to SET(TM), electrochemistry of halogenated organic compounds, separation and destruction of CFCs and decontamination of soils containing mercury and radioactive metals. The Company also has one Canadian patent relating to its SET(TM) technology. The Company has filed five additional United States patent applications relating to separation and destruction of CFCs and removal of heavy metals from soil. In November 1995, the Company filed a provisional patent application relating to the destruction of chemical warfare agents. On September 15, 1997, Separation filed two United States continuation-in-part ("CIP") provisional patent applications and, on September 16, 1997, filed one international patent application covering the principal features of its SLiM(TM) technology. One of the CIP provisional patent applications covers the joint inventions of Srinivas Kilambi, Ph.D., Separation's former Senior Vice President-Technology, and Lockheed Martin. The other CIP provisional patent application and the international patent application cover the sole inventions of Dr. Kilambi.

     The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents currently owned by the Company are improvement patents which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any elements of SET(TM), SLiM(TM) or the Company's other technologies, or design around such technologies. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company for alleged infringement of another party's patents or in defending the validity or enforceability of the Company's patents, or in bringing patent infringement suits against other parties based on the Company's patents.

     In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.


Government Regulation

     The Company and its customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including, without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), and the Occupational Safety and Health Act of 1970 ("OSHA"), which may require the Company, its prospective working partners or its customers to obtain permits or approvals to utilize SET(TM) and/or SLiM(TM), or the Company's other environmental technologies and related equipment on certain job sites. In addition, if the Company begins to market SET(TM) and SLiM(TM) internationally, the Company will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, the Company may be required to conduct performance and operating studies to assure government agencies that SET(TM) and/or SLiM(TM), and their by-products, do not pose environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated.

     In addition, the Company's Nationwide Permit issued by the EPA contains numerous conditions for maintaining the Nationwide Permit, including notification of all job sites, periodic reporting to the EPA as to activities at the job sites, prior notification to and approval by the EPA with respect to any single-site centralized remediation facility that the Company may seek to establish and certain restrictions on the disposal of byproducts from the use of SET(TM), and there can be no assurance that the Company will be able to comply with such conditions in order to maintain and/or obtain renewal of the Nationwide Permit.

     Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Company, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.


Unspecified Acquisition-Related Risks

     As part of its growth strategy, the Company will seek to acquire or invest in complementary (including competitive) businesses, products or technologies. The Company may allocate a significant portion of its available working capital to finance a portion of the purchase price relating to possible acquisitions of, or investments in, complementary (including competitive) business, products or technologies. In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. The process of integrating such acquired assets into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. There can be no assurance that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and financial position. Acquisitions also involve other risks, including entering markets in which the Company has no or limited prior experience. The Company currently has no commitments or agreements with respect to any possible acquisitions or investments.


Dependence on Key Management and Other Personnel

     The Company is dependent on the efforts of its senior management and scientific staff, including, among others, Paul E. Hannesson, Chairman of the Board, President and Chief Executive Officer, Edwin L. Harper, Ph.D., Vice Chairman, Michael D. Fullwood, Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, and Kenneth L. Adelman, Ph.D., Executive Vice President--Marketing and International Development of the Company and President and Chief Operating Officer of Solution. The Company is also dependent on the efforts of Kenneth J. Houle, President and Chief Operating Officer of Separation. The proceeds of key-man life insurance policies on the lives of certain of such individuals may not be adequate to compensate the Company for the loss of any of such individuals. The loss of the services of any one or more of such persons may have a material adverse effect on the Company.

     The Company's future success will depend in large part upon its ability to attract and retain skilled scientific, management, operational and marketing personnel. The Company faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.


Potential Conflicts of Interest

     Paul E. Hannesson and Michael D. Fullwood, the Chairman of the Board, President and Chief Executive Officer and the Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, respectively, also serve in the same capacities with, and devote a significant portion of their business and professional time and efforts to the business of, Environmental and Separation. In addition, Bentley J. Blum, Edwin
L. Harper, Ph.D., Kenneth L. Adelman, Ph.D. and David L. Mitchell (the "Environmental Directors"), all of whom are directors of the Company, also serve as directors of Environmental and Separation. While the Company believes that its business and technologies are distinguishable from those of Environmental, and that it does not compete in the markets in which Environmental competes, Messrs. Hannesson and Fullwood and the Environmental Directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them, the Company and/or Environmental. Moreover, while Messrs. Hannesson and Fullwood have agreed to devote a portion of their business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by them to the affairs of Environmental and Separation. The Company may be materially adversely affected if Messrs. Hannesson and Fullwood and/or the Environmental Directors choose to place the interests of Environmental or Separation before those of the Company. Each of Messrs. Hannesson and Fullwood and the Environmental Directors has agreed that, to the extent such opportunities arise, he will carefully consider a number of factors, including whether such opportunities are within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arms length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors. Messrs. Hannesson and Fullwood and the Environmental Directors also owe fiduciary duties of care and loyalty to the Company under Delaware law. However, the failure of the Company's management to resolve any conflicts of interest in favor of the Company could materially adversely affect the Company's business, financial condition and results of operations.

Control by Principal Stockholder

     Environmental, a public company whose common stock trades in the so-called "pink sheets" of the National Quotation Bureau, Inc. (the "Pink Sheets") and is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "OTCBB"), currently owns approximately 52% of the outstanding shares of Common Stock of the Company. Accordingly, events or circumstances having an adverse effect on Environmental, including fluctuations in the market price of its common stock, could have a material adverse effect on the market price of the Shares.

     Bentley J. Blum, a director of the Company and Environmental, beneficially owned, directly and through entities controlled by him, approximately 51.0% of the outstanding common stock of Environmental as of January 16, 1998. Paul E. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company and Environmental, beneficially owned approximately 11.8% of the outstanding common stock of Environmental as of such date. Accordingly, through his ownership or control of a controlling stock interest in Environmental, Mr. Blum will be able to control, subject to the terms of a voting agreement, the voting of Environmental's shares at all meetings of stockholders of the Company and, because the Common Stock does not have cumulative voting rights, will be able to determine the outcome of the election of all of the Company's directors and determine corporate and stockholder action on other matters. Messrs. Blum and Hannesson are brothers-in-law.

Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock

     No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. Assuming conversion of all of the Series D Preferred Stock and Series A Preferred Stock, and the exercise of all of the Environmental Warrants and the Company Warrants, upon completion of this offering the Company will have approximately 24,553,532 shares (subject to adjustment) of Common Stock outstanding, of which approximately 10,980,101 currently publicly traded shares of Common Stock, 1,847,087 Shares (subject to adjustment) to be issued to the Selling Stockholders upon conversion of the Series D Preferred Stock and the Series A Preferred Stock, and 1,339,407 Shares (subject to adjustment) to be issued to the Selling Stockholders upon exercise of the Environmental Warrants and the Company Warrants will be transferable without restriction under the Securities Act. The remaining 10,386,937 shares of Common Stock to be outstanding upon completion of this offering are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act, or if sold in accordance with an applicable exemption from registration such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the stock is quoted on the Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the immediately preceding three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above.

Volatility of Market Prices of Common Stock

     The market price for the Company's Common Stock has been historically volatile. Future announcements of new technologies and changing policies and regulations of the federal government and state governments and other external factors, as well as potential fluctuations in the Company's financial results, may have a significant impact on the price of the Common Stock in the future.

Effect of Series A Preferred Stock on Holders of Common Stock

     The Series A Preferred Stock has separate class voting rights as to matters affecting such securities (which requires the consent or approval of holders of 66 2/3% of the Series A Preferred Stock), and votes together with the holders of Common Stock on all matters requiring stockholder approval on an "as converted" basis, as though such shares of Series A Preferred Stock had been converted into Common Stock on the record date used to determine Common Stock entitled to vote on such transaction or matter. As a result, depending on the applicable conversion rate of the Series A Preferred Stock on such record date, each share of Series A Preferred Stock will be entitled to cast multiple votes with respect to transactions or matters on which each share of Common Stock may only cast one vote. In addition, in the event of a liquidation of the Company, the holders of the Series A Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.


Certain Anti-Takeover Provisions and Potential Adverse Effect on Market Price of Securities from Issuance of Preferred Stock

     The Company's certificate of incorporation (the "Certificate of Incorporation") and by-laws (the "By-laws") contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their shares in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company.


Potential Adverse Effect on Market Price of Shares as a Result of Environmental Common Stock

     As of January 12, 1998, there were an aggregate of approximately 59,233,583 shares of common stock of Environmental issued and outstanding, of which approximately 20,000,000 shares are publicly held. Environmental's common stock trades in the Pink Sheets and is quoted on the OTCBB. On January 12, 1998, the closing bid price of such Environmental common stock was $0.50 per share. The prevailing per share trading price of Environmental common stock may have a direct impact on the future trading price of the Common Stock, especially since the approximately $29,600,000 market capitalization of Environmental at January 12, 1998 is less than the approximately $37,800,000 market value of Environmental's interest in the Company. In addition, potential negative developments affecting Environmental which may be unrelated to the Company's business may adversely affect the market value of the Shares.


Limitations on Liability of Directors and Officers

     The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-laws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-laws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale or other disposition of the Shares by the Selling Stockholders hereunder.


                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted giving effect to the Common Stock Private Placement as described herein. This table should be read in conjunction with the Company's Consolidated Financial Statements incorporated herein by reference.

                                                                                    (in thousands)
                                                                                  September 30, 1997
                                                                        ---------------------------------------
                                                                                                 Pro Forma
                                                                             Actual             As Adjusted
                                                                        ------------------   ------------------
Long-term debt, including current portion:
 Leases payable   ...................................................      $       70           $       70
 Convertible Loan from Environmental to the Company,
   net of estimated $1,270 discount .................................           2,730                2,730
 Other payables to Environmental ....................................             362                  362
                                                                           ----------           ----------
 Total long-term debt   .............................................           3,162                3,162
                                                                           ----------           ----------
Redeemable securities:
 Series A Preferred Stock, $.001 par value; 80,000 shares authorized;
   18,000 shares issued and outstanding   ...........................           1,626                1,626
 Common Stock with reset feature ....................................              --                2,559(1)
                                                                           ----------           ------------
 Total redeemable securities  .......................................           1,626                4,185
                                                                           ----------           ------------
Stockholders' equity:
 Common Stock, $.001 par value; 50,000,000 shares authorized;
   21,650,000 and 22,350,000 shares issued and outstanding,
   respectively   ...................................................              22                   22
 Additional paid-in capital   .......................................          41,688(2)            41,688(2)
 Accumulated deficit ................................................         (25,298)(3)          (25,298)(3)
                                                                           ------------         ------------
 Total stockholders' equity   .......................................          16,412               16,412
                                                                           ------------         ------------
Total capitalization ................................................      $   21,200           $   23,759
                                                                           ============         ============

------------
(1) The price reset feature associated with the Common Stock Private Placement contains certain provisions which may require the refund of a portion of the cash proceeds from the sale. Accordingly, this security has been classified as a redeemable security until such time as the reset feature lapses.

(2) Includes the estimated $1,270 fair value of warrants issued in connection with the Convertible Loan from Environmental and the estimated $216 and $750 fair values of the beneficial conversion features associated with the sale of the Series A Preferred Stock and the Convertible Loan from Environmental, respectively. Management is in the process of engaging an expert in the field of valuations to determine the actual fair values of these items.

(3) Includes the effect of immediately recognizing additional interest expense relating to the estimated $750 fair value of the beneficial conversion feature associated with the Convertible Loan from Environmental.

                             SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of Shares owned by the Selling Stockholders (where indicated by footnote, on a pro forma basis as if all the outstanding shares of Series D Preferred Stock and Series A Preferred Stock had been converted into Common Stock at an assumed conversion price of $2.00, and all the outstanding Environmental Warrants and Company Warrants had been exercised in full, as of the date hereof), and the number of Shares which may be offered for resale pursuant to this Prospectus. The information included below is based upon information provided by the Selling Stockholders. The actual number of Shares owned or offered could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time and, if required, will be reflected in a supplement to this Prospectus. Because each Selling Stockholder may offer all, some or none of the Shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no definitive estimate as to the number of Shares that will be held by each such Selling Stockholder after such offering can be provided, and the following table has been prepared on the assumption that all Shares offered under this Prospectus will be sold to parties unaffiliated with the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years, other than as a result of the ownership of the Shares or other securities of the Company.

                                                            Shares                                            Shares
                                                        Owned Prior to                Number of             Owned After
                                                         the Offering                Shares Which          the Offering
                                               ---------------------------------     May be Sold        -------------------
                    Name                           Number           Percent(1)     in this Offering      Number     Percent
--------------------------------------------   ------------------   ------------   ------------------   --------   --------
American Investment Group
 of New York, L.P.  ........................       1,273,785(2)     5.6%               1,273,785           *          *
Okemo Partners Limited .....................         429,212(3)     1.9%                 429,212           *          *
Milton Partners  ...........................         474,087(4)     2.1%                 474,087           *          *
Elara Ltd. .................................         949,934(5)     4.1%                 949,934           *          *
Porter Partners, L.P.  .....................         285,333(6)     1.2%                 285,333           *          *
EDJ Limited   ..............................          39,015(7)       *                   39,015           *          *
Michael Margolies   ........................          63,750(8)       *                   63,750           *          *
Adam B. Cohen ..............................          10,625(8)       *                   10,625           *          *
Alan P. Jacobs   ...........................          10,625(8)       *                   10,625           *          *
Nelson Partners  ...........................         113,474(9)       *                  113,474           *          *
Olympus Securities, Ltd.  ..................         138,681(10)      *                  138,681           *          *
Leonardo, L.P.   ...........................          73,893(11)      *                   73,893           *          *
Raphael, L.P. ..............................          29,557(12)      *                   29,557           *          *
Ramius Fund, Ltd.   ........................          44,336(13)      *                   44,336           *          *
Fortune Fund Ltd--Seeker III ...............          70,887(14)      *                   70,887           *          *
DFA Group Trust - Small
 Company Subtrust   ........................         300,300(15)    1.3%                 300,300           *          *
U.S. 9-10 Small Company Portfolio  .........         157,700(15)      *                  157,700           *          *
DFA Group Trust - 6-10 Subtrust ............         125,400(15)      *                  125,400           *          *
U.S. 6-10 Small Company Series  ............          16,600(15)      *                   16,600           *          *
Linda Cappello   ...........................          27,000(16)      *                   27,000           *          *
Gerard K. Cappello  ........................          18,000(16)      *                   18,000           *          *
Lawrence K. Fleischman .....................          15,000(16)      *                   15,000           *          *
Pacific Continental Securities, Inc.  ......          19,407(16)      *                   19,407           *          *

------------
 * Represents less than 1% of the outstanding shares of Common Stock.

 (1) Percentages based on 22,929,238 shares of Common Stock outstanding as of January 20, 1998.

 (2) Includes: (i) 256,785 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 12,000 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its

   Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (3) Includes: (i) 197,212 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 2,000 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (4) Includes: (i) 10,087 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 4,000 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (5) Includes: (i) 196,934 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (iii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 8,000 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (6) Includes: (i) 48,033 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 2,800 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (7) Includes: (i) 5,115 Shares transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had (a) converted all of its 400 outstanding shares of Series D Preferred Stock at an assumed conversion price of $2.00 per share, and (b) exercised all of its Environmental Warrants in full as of the date hereof. Such pro forma estimate also includes an estimate of the number of Shares transferable by Environmental to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series D Preferred Stock.

 (8) Includes a pro forma estimate of the number of Shares that would be owned by the Selling Stockholder if it had exercised all of its Environmental Warrants in full as of the date hereof.

 (9) Includes: (i) 65,324 Shares issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had converted all of its 900 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series A Preferred Stock.

(10) Includes: (i) 79,831 Shares issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had converted all of its 1,100 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series A Preferred Stock.

(11) Includes: (i) 20,393 Shares issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had converted all of its 1,000 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series A Preferred Stock.

(12) Includes: (i) 8,157 Shares issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had converted all of its 400 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series A Preferred Stock.

(13) Includes: (i) 12,236 Shares issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock, which Shares have not been sold by or for the Selling Stockholder as of the date hereof; and (ii) a pro forma estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had converted all of its 600 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling Stockholder's outstanding shares of Series A Preferred Stock.

(14) Includes a pro forma estimate of the number of Shares that would be owned by the Selling Stockholder if it had converted all of its 1,325 outstanding shares of Series A Preferred Stock at an assumed conversion price of $2.00 per share. Such pro forma estimate also includes an estimate of the number of Shares issuable by the Company to the Selling Stockholder as accrued dividends for one year on the Selling
     Stockholder's outstanding shares of Series A Preferred Stock.

(15) Represents Shares issued by the Company to the Selling Stockholder in connection with the Common Stock Private Placement on October 2, 1997, which Shares have not been sold by or for the Selling Stockholder as of the date hereof.

(16) Includes a pro forma estimate of the number of Shares that would be owned by the Selling Stockholder if it had exercised all of its Company Warrants in full as of the date hereof.

                             PLAN OF DISTRIBUTION

     All or a portion of the Shares offered hereby may be sold, from time to time, by the Selling Stockholders in one or more transactions on AMEX, in the over-the-counter market, in transactions independent of AMEX or the over-the-counter market, in separately negotiated transactions, or otherwise. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (i) block trades in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; (iv) ordinary brokerage transactions and transactions in which a broker may solicit purchasers; (v) privately negotiated transactions; (vi) short sales; and (vii) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire the Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) on AMEX, in the over-the-counter market, in transactions independent of AMEX or the over-the-counter market, in separately negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with such resales, such broker-dealers may pay to or receive from the purchasers of such Shares compensation as described above.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by a Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock of the Company for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. All of the foregoing may limit the marketability of the Shares.

     To the knowledge of the Company, no underwriting arrangements have been entered into by the Selling Stockholders with respect to the Shares as of the date hereof. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.

     The Company will maintain the effectiveness of this Registration Statement until the earlier of (i) such time as all of the Shares have been disposed of in accordance with the intended methods of disposition set forth herein, or (ii) such time as the Shares are no longer subject to volume or manner of sale restrictions under the Securities Act.

     The Company and the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

     By agreements with the Selling Stockholders, the Company will pay all of the expenses incurred in connection with the registration of the Shares under the Securities Act (other than agent's or underwriter's commissions and discounts), estimated to be approximately $30,000.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Stephen A. Weiss, a shareholder of Greenberg Traurig, holds options to purchase 275,000 shares of Environmental common stock.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference, except as they relate to the unaudited nine-month periods ended September 30, 1997 and 1996, have been audited by various independent accountants. The periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so incorporated in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

===============================================================================
No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.



                     -----------------------------------


                               TABLE OF CONTENTS




                                         Page
                                         -----
Available Information  ...............      3
Incorporation of Certain Documents by
   Reference  ........................      4
Special Note Regarding Forward-Looking
   Statements ........................      5
The Company   ........................      6
Recent Developments ..................      8
Summary Financial Data ...............     12
Risk Factors  ........................     14
Use of Proceeds  .....................     21
Capitalization   .....................     21
Selling Stockholders   ...............     22
Plan of Distribution   ...............     25
Legal Matters ........................     26
Experts ..............................     26

===============================================================================

===============================================================================


                               4,686,601 Shares







                                   COMMODORE
                                    APPLIED
                              TECHNOLOGIES, INC.





                                 Common Stock






                                 ------------
                                  PROSPECTUS
                                 ------------





                            _________________, 1998




===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement (items marked with an asterisk (*) represent estimated expenses). The Company has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission registration fee  ......   $ 2,735.21
Legal fees and expenses   .................................    15,000.00*
Accounting fees and expenses    ...........................     2,500.00*
Miscellaneous .............................................    10,000.00*
                                                              ----------
  Total    ................................................   $30,235.21
                                                              ==========

Item 15. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

     Article Thirteenth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of the Company's Certificate of Incorporation and Article VI of the Company's By-laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     The Company has in force a combined insurance policy with its affiliates under which its directors and officers are insured, with limits of $20 million per occurrence and $20 million in the aggregate, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

     The Company and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in accordance with the provisions of an underwriting agreement dated June 28, 1996, by and among the Company, Bentley J. Blum and National Securities Corporation, as representative of the several underwriters.

     The Company and the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

 Exhibit
 Number
--------    Description
 4.1       Form of Specimen Certificate of Common Stock. (1)
 4.2       Form of 7% Preferred Stock Securities Purchase Agreement, dated May 20, 1997, among Envi-
           ronmental, the Company and Okemo Partners Limited. (2)
 4.3       Form of 7% Preferred Stock Securities Purchase Agreement, dated May 20, 1997, among Envi-
           ronmental, the Company and American Investment Group of New York, L.P. (2)
 4.4       Form of 7% Preferred Stock Securities Purchase Agreement, dated May 20, 1997, among Envi-
           ronmental, the Company and Milton Partners. (2)
 4.5       Form of Common Stock Purchase Warrant to purchase 200,000 shares of Common Stock of the
           Company issued to Milton Partners. (2)
 4.6       Form of Common Stock Purchase Warrant to purchase 100,000 shares of Common Stock of the
           Company issued to Okemo Partners Limited. (2)
 4.7       Form of Common Stock Purchase Warrant to purchase 300,000 shares of
           Common Stock of the Company issued to American Investment Group of
           New York, L.P. (2)
 4.8       Certificate of Designation, Rights and Preferences of Environmental Series D Preferred Stock. (2)
 4.9       Amendment No. 1, dated August 18, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated May 20, 1997. (3)
 4.10      7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmen-
           tal, the Company and Elara Ltd. (3)
 4.11      Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and Elara Ltd. (3)
 4.12      7% Preferred Stock Securities Purchase Agreement, dated August 14,
           1997, among Environmental, the Company and Porter Partners, L.P.
           (3)
 4.13      Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and Porter Partners, L.P. (3)
 4.14      7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmen-
           tal, the Company and EDJ Limited. (3)
 4.15      Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and EDJ Limited. (3)
 4.16      Common Stock Purchase Warrant to purchase 325,000 shares of Common Stock of the Company issued to Elara Ltd. (3)
 4.17      Common Stock Purchase Warrant to purchase 50,000 shares of the Company issued to Porter
           Partners Ltd. (3)
 4.18      Common Stock Purchase Warrant to purchase 12,500 shares of Common Stock of the Company issued to EDJ Limited. (3)
 4.19      Amendment to Certificate of Incorporation of Environmental and Amended and Restated Certifi-
           cate of Designation, Rights and Preferences of Environmental Series D Preferred Stock. (3)
 4.20      Series A Convertible Preferred Stock Purchase Agreement, dated as of August 15, 1997, among the Company, Nelson Partners, Olympus Securities, Ltd., Leonardo, L.P., Raphael, L.P., Ramius
           Fund, Ltd. and Fortune Fund Ltd. -- Seeker III (collectively, the "Series A Preferred
           Purchasers"). (4)
 4.21      Certificate of Designation, Rights and Preferences of Series A Preferred Stock. (4)
 4.22      Registration Rights Agreement between the Company and the Series A Preferred Purchasers. (4)

 Exhibit
 Number
---------    Description
   4.23     Common Stock Purchase Warrant to purchase 50,000 shares of Common Stock of the Company issued to Milton Partners. (3)
   4.24     Common Stock Purchase Warrant to purchase 25,000 shares of Common Stock of the Company issued to Okemo Partners Limited. (3)
   4.25     Common Stock Purchase Warrant to purchase 75,000 shares of Common
            Stock of the Company issued to American Investment Group of New
            York, L.P. (3)
   4.26     $4.0 million convertible note of the Company payable to Environmental. (3)
   4.27     Common Stock Purchase Warrant to purchase 1,000,000 shares of Common Stock of the Com-
            pany issued to Environmental. (3)
   4.28     Stock Purchase Agreements, dated as of September 26, 1997, by and between the Company and each of DFA Group Trust--Small Company Subtrust, U.S. 9-10 Small Company Portfolio, DFA
            Group Trust--6-10 Subtrust and U.S. 6-10 Small Company Series. (4)
   4.29     7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmental, the Company and Porter Partners, L.P. (3)
   4.30     Common Stock Purchase Warrant to purchase 37,500 shares of Common Stock of the Company issued to Porter Partners, L.P. (3)
   4.31     Stock Purchase Agreement, dated as of October 7, 1997, by and between the Company and Elara
            Ltd. (5)
  *4.32     Common Stock Purchase Warrant to purchase 27,000 shares of Common Stock of the Company issued to Linda Cappello.
  *4.33     Common Stock Purchase Warrant to purchase 18,000 shares of Common Stock of the Company issued to Gerard K. Cappello.
  *4.34     Common Stock Purchase Warrant to purchase 15,000 shares of Common Stock of the Company issued to Lawrence K. Fleischman.
  *4.35     Common Stock Purchase Warrant to purchase 19,407 shares of Common Stock of the Company issued to Pacific Continental Securities, Inc.
  *5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
  10.1      Notice of Award to Advanced Sciences, Inc. of subcontract to remediate mixed waste at Weldon
            Spring, Missouri. (5)
 *23.1      Consent of Tanner + Co.
 *23.2      Consent of Price Waterhouse LLP.
 *23.3      Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).
 *24.1      Power of Attorney. (6)

------------
 * Filed herewith.

(1) Incorporated herein by reference. Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1, filed with the Commission on June 25, 1996, Registration No. 333-4396.

(2) Incorporated herein by reference. Filed as an exhibit to Environmental's Current Report on Form 8-K, dated May 20, 1997 and filed with the Commission on July 1, 1997 (Commission File No. 0-10054).

(3) Incorporated herein by reference. Filed as an exhibit to Amendment No. I on Form 8-K/A-I to Environmental's Current Report on Form 8-K, dated May 20, 1997, filed with the Commission on October 3, 1997.

(4) Incorporated herein by reference. Filed as an exhibit to the Company's Current Report on Form 8-K, dated August 15, 1997 and filed with the Commission on October 3, 1997 (Commission File No. 1-11871).

(5) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-38357), which was declared effective by the Commission on October 31, 1997.

(6) Contained on the signature page hereof.


Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                 provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 20th day of January, 1998.
                                        COMMODORE APPLIED TECHNOLOGIES, INC.



                                        By /s/ Paul E. Hannesson
                                          -------------------------------------
                                          Paul E. Hannesson
                                          Chairman of the Board, President and
                                          Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Hannesson and Michael D. Fullwood, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                              Title                            Date
        ---------                              -----                            ----
 /s/ Paul E. Hannesson       Chairman of the Board, President and         January 20, 1998
 ----------------------      Chief Executive Officer (principal execu-
 Paul E. Hannesson           tive officer)


 /s/ Michael D. Fullwood     Senior Vice President, Chief Financial       January 20, 1998
 ----------------------      and Administrative Officer, Secretary and
 Michael D. Fullwood         General Counsel (principal financial and
                             accounting officer)


 /s/ Bentley J. Blum         Director                                     January 20, 1998
 ----------------------
 Bentley J. Blum

 /s/ Edwin L. Harper         Director                                     January 20, 1998
 ----------------------
 Edwin L. Harper, Ph.D.

 /s/ Kenneth L. Adelman      Director                                     January 20, 1998
 ----------------------
 Kenneth L. Adelman

 /s/ Herbert A. Cohen        Director                                     January 20, 1998
 ----------------------
 Herbert A. Cohen

 /s/ David L. Mitchell       Director                                     January 20, 1998
 ----------------------
 David L. Mitchell

                                 EXHIBIT INDEX

Exhibit
Number     Description
--------   -----------
   4.1     Form of Specimen Certificate of Common Stock. (1)
   4.2     Form of 7% Preferred Stock Securities Purchase Agreement. dated May 20, 1997, among
           Environmental, the Company and Okemo Partners Limited. (2)
   4.3     Form of 7% Preferred Stock Securities Purchase Agreement, dated May 20, 1997, among
           Environmental, the Company and American Investment Group of New York, L.P. (2)
   4.4     Form of 7% Preferred Stock Securities Purchase Agreement, dated May 20, 1997, among
           Environmental, the Company and Milton Partners. (2)
   4.5     Form of Common Stock Purchase Warrant to purchase 200,000 shares of Common Stock of the
           Company issued to Milton Partners. (2)
   4.6     Form of Common Stock Purchase Warrant to purchase 100,000 shares of Common Stock of the
           Company issued to Okemo Partners Limited. (2)
   4.7     Form of Common Stock Purchase Warrant to purchase 300,000 shares of Common Stock of the
           Company issued to American Investment Group of New York, L.P. (2)
   4.8     Certificate of Designation, Rights and Preferences of Environmental Series D Preferred Stock. (2)
   4.9     Amendment No. 1, dated August 18, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated May 20, 1997. (3)
   4.10    7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmental, the Company and Elara Ltd. (3)
   4.11    Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and Elara Ltd. (3)
   4.12    7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmental, the Company and Porter Partners, L.P. (3)
   4.13    Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and Porter Partners, L.P. (3)
   4.14    7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmental, the Company and EDJ Limited. (3)
   4.15    Amendment No. 1, dated August 20, 1997, to 7% Preferred Stock Securities Purchase Agreement,
           dated August 14, 1997, among Environmental, the Company and EDJ Limited. (3)
   4.16    Common Stock Purchase Warrant to purchase 325,000 shares of Common Stock of the Company issued to Elara Ltd. (3)
   4.17    Common Stock Purchase Warrant to purchase 50,000 shares of the Company issued to Porter
           Partners Ltd. (3)
   4.18    Common Stock Purchase Warrant to purchase 12,500 shares of Common Stock of the Company issued to EDJ Limited. (3)
   4.19    Amendment to Certificate of Incorporation of Environmental and Amended and Restated
           Certificate of Designation, Rights and Preferences of Environmental Series D Preferred Stock. (3)
   4.20    Series A Convertible Preferred Stock Purchase Agreement, dated as of August 15, 1997, among the
           Company, Nelson Partners, Olympus Securities, Ltd., Leonardo, L.P., Raphael, L.P., Ramius Fund,
           Ltd. and Fortune Fund Ltd. -- Seeker III (collectively, the "Series A Preferred Purchasers"). (4)
   4.21    Certificate of Designation, Rights and Preferences of Series A Preferred Stock. (4)
   4.22    Registration Rights Agreement between the Company and the Series A Preferred Purchasers. (4)
   4.23    Common Stock Purchase Warrant to purchase 50,000 shares of Common Stock of the Company issued to Milton Partners. (3)

Exhibit
Number       Description
----------   -----------
   4.24      Common Stock Purchase Warrant to purchase 25,000 shares of Common Stock of the Company issued to Okemo Partners Limited. (3)
   4.25      Common Stock Purchase Warrant to purchase 75,000 shares of Common Stock of the Company issued to American Investment Group of New York, L.P. (3)
   4.26      $4.0 million convertible note of the Company payable to Environmental. (3)
   4.27      Common Stock Purchase Warrant to purchase 1,000,000 shares of Common Stock of the Company issued to Environmental. (3)
   4.28      Stock Purchase Agreements, dated as of September 26, 1997, by and between the Company and each of DFA Group Trust--Small Company Subtrust, U.S. 9-10 Small Company Portfolio, DFA
             Group Trust--6-10 Subtrust and U.S. 6-10 Small Company Series. (4)
   4.29      7% Preferred Stock Securities Purchase Agreement, dated August 14, 1997, among Environmental, the Company and Porter Partners, L.P. (3)
   4.30      Common Stock Purchase Warrant to purchase 37,500 shares of Common Stock of the Company issued to Porter Partners, L.P. (3)
   4.31      Stock Purchase Agreement, dated as of October 7, 1997, by and between the Company and Elara
             Ltd. (5)
  *4.32      Common Stock Purchase Warrant to purchase 27,000 shares of Common Stock of the Company issued to Linda Cappello.
  *4.33      Common Stock Purchase Warrant to purchase 18,000 shares of Common Stock of the Company issued to Gerard K. Cappello.
  *4.34      Common Stock Purchase Warrant to purchase 15,000 shares of Common Stock of the Company issued to Lawrence K. Fleischman.
  *4.35      Common Stock Purchase Warrant to purchase 19,407 shares of Common Stock of the Company issued to Pacific Continental Securities, Inc.
  *5.1       Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
  10.1       Notice of Award to Advanced Sciences, Inc. of subcontract to remediate mixed waste at Weldon
             Spring, Missouri. (5)
 *23.1       Consent of Tanner + Co.
 *23.2       Consent of Price Waterhouse LLP.
 *23.3       Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).
 *24.1       Power of Attorney. (6)

------------
* Filed herewith.

(1) Incorporated herein by reference. Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1, filed with the Commission on June 25, 1996, Registration No. 333-4396.

(2) Incorporated herein by reference. Filed as an exhibit to Environmental's Current Report on Form 8-K, dated May 20, 1997 and filed with the Commission on July 1, 1997 (Commission File No. 0-10054).

(3) Incorporated herein by reference. Filed as an exhibit to Amendment No. I on Form 8-K/A-I to Environmental's Current Report on Form 8-K, dated May 20, 1997, filed with the Commission on October 3, 1997.

(4) Incorporated herein by reference. Filed as an exhibit to the Company's Current Report on Form 8-K, dated August 15, 1997 and filed with the Commission on October 3, 1997 (Commission File No. 1-11871).

(5) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-38357), which was declared effective by the Commission on October 31, 1997.

(6) Contained on the signature page hereof.